Exhibit 10.1

                                HEICO CORPORATION

                        2007 INCENTIVE COMPENSATION PLAN

1.       GENERAL

         This 2007 Incentive Compensation Plan (the "Plan") of HEICO Corporation (the "Company") authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as "performance-based" compensation under Code Section 162(m).

2.       DEFINITIONS

         In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

         (a) "Annual Incentive Award" means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

         (b) "Award" means the amount of a Participant's Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant's rights to current or future payments in settlement thereof.

         (c) "Award Opportunity" means the Participant's opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

         (d) "Cause" means "cause" as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement, Cause means an individual's (i) intentional failure to perform reasonably assigned duties, (ii) willful misconduct in the performance of duties, (iii) knowing misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (v) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary; provided, however, that the Committee may vary the definition of "Cause" in any agreement or document relating to an Award to be earned, but not yet earned.

         (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

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         (f)      "Committee"  means the Compensation  Committee of the Board of
Directors, or such other Board committee as the Board may designate to administer the Plan.

         (g) "Covered Employee" means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is granted. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.

         (h)      "Participant" means an employee participating in this Plan.

         (i)      "Performance  Goal"  means  the  Company,   business  unit  or
individual performance objectives or accomplishments required as a condition to the earning of an Award Opportunity.

         (j) "Performance Period" means the period, specified by the Committee, over which an Award Opportunity may be earned.

         (k) "Retirement" means Termination of Employment of the Participant at or after the Participant has reached age 65, at or after the Participant has reached age 55 with 10 years of service or upon any other Termination deemed a retirement by the Committee; provided, however, that in the case of any retirement before age 65, the Participant shall have executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments through the end of the Performance Period in which the Retirement occurs as then may be required by the Committee for the protection of the Company's business.

         (l)      "Termination  of  Employment"   means  the  termination  of  a
Participant's employment with the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3.       ADMINISTRATION

         (a) Administration by the Committee. The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

         (b) Manner of Exercise of Authority. Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the

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Committee is not an "outside director" as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more "outside directors." Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an "outside director." The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law, provided that no such delegation shall be permitted if it (i) would cause Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) would result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934.

         (c) Limitation of Liability. Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.       ELIGIBILITY

         Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee as eligible to participate in this Plan.

5.       PER-PERSON AWARD LIMITATION

         Award Opportunities granted to any one eligible employee shall be limited such that the amount that may be potentially earned for performance in any one calendar year shall not exceed the Participant's Annual Limit. For this purpose, the Annual Limit shall equal $5 million plus the amount of the Participant's unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) "potentially earned" means that if the performance conditions are satisfied in that year, the Award Opportunity is no longer subject to further risk related to performance, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant's Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

6.       DESIGNATION AND EARNING OF AWARD OPPORTUNITIES

         (a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan and shall designate the Performance Period and, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The following terms will apply to Award Opportunities:

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                  (i)     Specification of Amount Potentially  Earnable.  Unless
         otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant's Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.

                  (ii) Denomination of Award Opportunity; Payment of Award. Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of any class of the Company's stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of the Company's stock are authorized for use in incentive awards and available under an equity compensation plan of the Company.

         (b) Limitations on Award Opportunities and Awards for Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the following provisions will apply:

                  (i) Performance Goal. The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The Performance Goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation Section 1.162-27(e) and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a "gate-keeper" Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.

                  (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net sales; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after minority interests, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operating activities, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) shareholder value creation measures, including but not limited to stock price or total shareholder return; (11) revenues from specific assets, projects or lines of business; (12) targets relating to expense or operating expense, working capital targets, or operating efficiency; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, operating goals, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of assets, subsidiaries, affiliates or joint ventures. The

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         targeted level or levels of  performance  with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies or an industry.

                  (iii) Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the time 25% of such Performance Period has elapsed.

                  (iv) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as "performance-based compensation" for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.

                  (v) Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code
         Section 162(m).

         (c) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

         (d) Determination of Award. Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of a Performance Goal subject Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5, Section 8 and other applicable limitations of the Plan. Unless otherwise determined by the Committee or as provided under
Section 8(a), the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d) and no
Participant shall have a legal right to receive an Award until such determination has been made.

         (e) Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

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         (f)      Other Terms of Award Opportunities and Awards.  Subject to the
terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, termination of employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award, provided that such change occurs before an Award is earned, provided that, without the consent of an affected Participant, changes to previously specified terms are authorized only to the extent the Committee preserved its discretion to make such changes and in any event such changes may be made no later than the time an award is earned. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a
change  in  control  or   termination   of   employment   need  not  qualify  as
performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or termination of employment occurred.

         (g) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder. In the event of an equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant's Award Opportunity and/or Award (including any performance goal based on market price per share and any Award Opportunity or Award denominated in Common Stock) which shall preserve without enlarging the value of the Award Opportunity or Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth at the time of initial authorization of the Award Opportunity in any document or controlling pronouncement of the Committee limiting this right.

7.       SETTLEMENT OF AWARDS.

         (a) Deferrals. The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.

         (b) Settlement of Award. Any non-deferred Award shall be paid and settled by the Company within 60 days after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant's Award, such amount will be credited to the Participant's deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.

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         (c)      Tax Withholding.  The Company shall deduct from any payment in settlement of a Participant's Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Common Stock or other property.

         (d) Non-Transferability. An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party of than the Company or a subsidiary or affiliate.

8.       EFFECT OF TERMINATION OF EMPLOYMENT.

         Except  to the  extent  set  forth in  subsections  (a) and (b) of this
Section 8, upon a Participant's Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee's determination of the extent to which an Award has been earned for such Performance Period, the Participant's Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

         (a) Disability, Death, Retirement or Termination by the Company not for Cause. If Termination of Employment of the Participant is due to the permanent disability, death, Retirement or Termination by the Company not for Cause, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant's employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant's Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof); provided, however, that the Committee may not exercise negative discretion with respect to such a Participant's Award except in a manner consistent with its exercise of negative discretion for all Awards of Participants who then remain employed by the Company. Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant's Award Opportunity not earned will cease to be earnable and will be canceled. For purposes of the Plan, the existence of a "permanent disability" shall be determined by, or in accordance with criteria and standards adopted by, the Committee. The foregoing notwithstanding, the Committee may limit or expand the Participant's rights upon disability, death or Retirement with respect to a given Award Opportunity.

         (b) Other Terminations. In connection with any Termination of Employment other than due to death, disability, Retirement, or Termination by the Company not for Cause, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period for which the Committee has not yet determined the extent to which an Award has been earned, in the Committee's sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter, except, without the consent of an affected Participant, changes to previously specified terms are authorized only to the extent the Committee preserved its discretion to make such changes.

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9.       ADDITIONAL FORFEITURE PROVISIONS APPLICABLE TO AWARDS.

         The Committee may impose as a condition of Award Opportunities and Awards, and as a condition of a Participant's right to receive or retain cash, Stock, or other property in connection with an Award, (i) requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and it subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company, and (ii) requirements that, if any such amounts were earned based on performance that is thereafter adversely affected by a restatement of financial statements or financial information, that such amounts shall be subject to forfeiture as specified by the Committee. Any forfeiture or related provisions authorized under this Section 9 shall be specified as a term of the Award by the Committee not later than the expiration of 25% of the relevant Performance Period.

10.      GENERAL PROVISIONS.

         (a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of shareholders or Participants; provided, however, that any such action beyond the scope of the Committee's authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company's shareholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

         (b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as "Annual Incentive Awards" shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

         (c) Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

         (d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

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

         (e) No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee's employment at any time.

         (f) Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

         (g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

         (h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

         (i) Effective Date of Plan; Shareholder Approval; Termination of Plan. This Plan shall be effective as of November 1, 2006. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation section 1.162-27(e)(4), to shareholders for approval at the Company's 2007 Annual Meeting of Shareholders, and the Plan shall be terminated without any Award being deemed earned in the event shareholders decline to approve it at that Annual Meeting. If approved by shareholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee (provided that reapproval of the business criteria specified in Section 6(b)(ii) may be required under Code Section 162(m) every five years in order for compensation to Covered Employees to be fully deductible).

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